OMB Number      3235-0145
                                        Expires:   August 31, 1991
                                        Estimated average burden
                                        hours per response   14.90

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                               SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                         (Amendment No. 1)*


                       PRATT & LAMBERT UNITED, INC.
                             (Name of Issuer)


                               Common Stock
                      (Title of Class of Securities)


                                739732-10-5
                              (CUSIP Number)


    Paul N. Edwards, Esq., Phillips, Lytle, Hitchcock, Blaine & Huber,
    3400 Marine Midland Center, Buffalo, N.Y.  14203 (716) 847-7020
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                            January 9, 1996
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
following box [   ].

Check the following box if a fee is being paid with the statement [   ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jules F. Knapp



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH                    0

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER

                                 0


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               JFK Annuity Trust II



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               JFK Annuity Trust III



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jules F. Knapp Family Trust No. IV



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                          0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                      0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Edwin Marks



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Nancy Marks



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Carolyn Marks



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Linda Marks



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Constance Rubenfein



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Marjorie Boas



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Andrew Boas



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Carol Boas



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Mark Claster



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Susan Claster



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Richard Boas



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert Davidoff



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David Gruber



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert Marks



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                         0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                     0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Carl Marks Foundation



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Elizabeth Boas



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Jeffrey L. Kenner



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                      0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                  0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The 1995 Martin R. Lewis GRAT #2



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, Jr.



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                      0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH                 0

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                  0

                    10   SHARED DISPOSITIVE POWER

                              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [ x ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, Jr. IRA



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               EP


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Aline L. Stevens



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, III



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annie E. Stevens
               Trust No. 2.0.1


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annie E. Stevens
               Trust No. 3.0.2


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annette Wells Stevens
               Trust No. 2.0.4


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annette Wells Stevens
               Trust No. 3.0.5


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, Jr.
               Trust No. 2.2.A


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, Jr.
               Trust No. 2.3.B


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               R.D. Stevens, Jr.
               Trust No. 2.4.C


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               George E. Stevens
               Trust No. 3.2.AA


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               George E. Stevens
               Trust No. 3.3.BB


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               George E. Stevens
               Trust No. 3.4.CC


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annette Wells Stevens
               Trust No. 2.0.W


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                 0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annette Wells Stevens
               Trust No. 3.O.W


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Annette Wells Stevens
               Trust No. 2.5.W


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                       0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                   0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                               0%


14   TYPE OF REPORTING PERSON*

               OO


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Wilfred J. Larson



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

CUSIP No.  739732-10-5

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert O. Swados



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ x ]
                                                                 (b) [   ]


3    SEC USE ONLY


4    SOURCE OF FUNDS*

               OO, PF


5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(E)                                               [   ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States


 NUMBER OF          7    SOLE VOTING POWER

  SHARES                        0

BENEFICIALLY        8    SHARED VOTING POWER

OWNED BY EACH

  REPORTING         9    SOLE DISPOSITIVE POWER

 PERSON WITH                    0

                    10   SHARED DISPOSITIVE POWER



11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                0


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                          [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                0%


14   TYPE OF REPORTING PERSON*

               IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   Security and Issuer.

          This Statement relates to 4,563,651 shares, or approximately 40%, of the outstanding Common Stock, $.01 par value, (the "Securities") of Pratt & Lambert United, Inc. (the "Company") formerly subject to a certain Stock Option, Pledge and Security Agreement (the "Agreement"). The names of the Company's principal executive officers, each of whose address is c/o
Pratt & Lambert United, Inc., 75 Tonawanda Street, Buffalo, New York 14207, are as follows:

Joseph J. Castiglia             President and Chief
                                Executive Officer

Jules F. Knapp                  President and Chief
                                Executive Officer,
                                United Coatings, Inc.

Randall L. Clark                Executive Vice President

William F. Bensman              Vice President

James R. Boldt                  Vice President, Finance,
                                Secretary and Chief Financial
                                Officer

James M. Culligan               Treasurer

Austin E. Floyd                 President, Southern Coatings,
                                Inc.

Ewald H. Hoerster               President, Industrial Coatings
                                Division

Donald W. Smith                 Vice President, Safety and
                                Environmental Affairs


Item 2.   Identity and Background.

          This Statement is filed by each of the persons subject to the Agreement. The persons subject to the Agreement are JFK Annuity Trust II, JFK Annuity Trust III, Jules F. Knapp Family Trust No. IV, Jules F. Knapp, Edwin Marks, Nancy Marks, Carolyn Marks, Linda Marks, Constance Rubenfein, Marjorie Boas, Andrew Boas, Carol Boas, Mark Claster, Susan Claster, Richard Boas, Robert Davidoff, David Gruber, Robert Marks, Carl Marks Foundation, Elizabeth Boas, Jeffrey L. Kenner, The 1995 Martin R. Lewis, GRAT #2, R.D. Stevens, Jr., R.D. Stevens, Jr. IRA, Aline
L. Stevens, R.D. Stevens, III, Annie E. Stevens Trust No. 2.0.1, Annie E. Stevens Trust No. 3.0.2, Annette Wells Stevens Trust No. 2.0.4, Annette Wells Stevens Trust No. 3.0.5, R.D. Stevens, Jr. Trust No. 2.2.A, R.D. Stevens, Jr. Trust No. 2.3.B, R.D. Stevens, Jr. Trust No. 2.4.C, George E. Stevens Trust No. 3.2.AA, George
E. Stevens Trust No. 3.3.BB, George E. Stevens Trust No. 3.4.CC, Annette Wells Stevens Trust No. 2.0.W, Annette Wells Stevens Trust No. 3.0.W, Annette Wells Stevens Trust No. 2.5.W, Wilfred

J. Larson and Robert O. Swados (together, the "Parties" and each individually, a "Party"). Each Party is a United States citizen.

          During the last five years, none of the Parties has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding as a result of which he or she is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law, or finding any violations of such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

          N/A

Item 4.   Purpose of Transaction.

          Except as noted below, none of the Parties have any present plans or proposals which relate to or would result in:

(a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

(b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

(c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

(d) Any change in the present board of directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

(e) Any material change in the present capitalization or dividend policy of the issuer;

(f) Any other material change in the issuer's business or corporate structure;

(g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

(h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

(i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

(j)  Any action similar to any of those enumerated above.

          On November 4, 1995, The Sherwin-Williams Company ("Sherwin-Williams") and SWACQ, Inc., its wholly owned subsidiary, entered into the Agreement with the Parties covering the Securities collectively owned by the Parties (representing approximately 40% of the outstanding shares calculated on a fully diluted basis). Pursuant to the Agreement, each of the Parties has granted to Sherwin-Williams and SWACQ, Inc. an irrevocable option to purchase such Party's Securities for $35.00 per share in cash, which option is exercisable by Sherwin-Williams or SWACQ, Inc. on or after January 2, 1996, as well as an irrevocable proxy to vote such Securities.

          The information set forth in the Schedule 14D-9 under "Item 3. Identity and Background - Arrangements with Executive Officers, Directors or Affiliates of the Company - The United Coatings Shareholder Agreement and Related Agreements" and "Arrangements with Parent, Purchaser or their Affiliates," and "Item 8. Additional Information to be Furnished - (b) Parent's Designation of Persons to be Elected to the Company's Board of Directors," is incorporated herein by reference.

          On Tuesday, January 8, 1996, as a result of the Offer, the New York Stock Exchange suspended trading in the Common Stock because fewer than 600,000 shares remained outstanding.
Application to delist the Common Stock is expected to be made by Sherwin-Williams in the near future.

         On January 9, 1996, Sherwin-Williams and SWACQ, Inc. paid the purchase price for the Securities, as well as for all other shares of common stock, par value $.01 per share, of the Company which had been validly tendered to and not properly withdrawn from the Offer, as such term is defined in the
Schedule 14D-1 filed by SWACQ, Inc. and Sherwin-Williams on November 9, 1995, as subsequently amended. As a result, Sherwin-Williams became the beneficial owner of the Securities and such other shares.

          Under the Merger Agreement, Sherwin-Williams became entitled to the resignation of all but two of the directors of the Company, and to appoint nominees to such board proportionate to its ownership of common stock of the Company. Accordingly, on January 9, 1996, all the directors of the Company except Mr. Stevens and Mr. Swados resigned, and Sherwin-William appointed as directors of the Company the following individuals:

                              Present Principal Occupation
                              or Employment and Five-Year
Name                               Employment History

William P. Antonace      Mr. Antonace has served as Vice
                         President & Director -- Operations,
                         Coatings Division since March 1993,
                         prior to which he served as Director --
                         Materials Management, Coatings Division
                         commencing July 1992. From April 1991 to
                         July 1992, Mr. Antonace served as Vice
                         President & Director -- Sales &
                         Operations, Transportation Division.

David A. Ayres           Mr. Ayres has served as Vice President &
                         Director -- Purchasing, Coatings
                         Division commencing July 1991, prior to
                         which he served as Director of
                         Purchasing, Coatings Division commencing
                         October 1979.

Michael A. Kilbane       Mr. Kilbane has served as Vice President
                         & Director -- Marketing -- National
                         Accounts Group, Consumer Brands Division since February 1992, prior to which he served as Unit Director -- National
                         Marketing Group, Consumer Division
                         commencing February 1991. From January
                         1989 to February 1991, Mr. Kilbane
                         served as National Manager -- Dutch Boy
                         Marketing & Sales.

David N. Stefko          Mr. Stefko has served as Controller --
                         Consumer Brands Division since February
                         1991, prior to which he served as
                         Controller -- SW Marketing, Consumer
                         Division commencing September 1991. From
                         June 1989 to September 1991, Mr. Stefko
                         served as Director -- Budgets, Consumer
                         Division.

Rochelle F. Walk         Ms. Walk has served as Director --
                         Marketing Communications, Consumer
                         Brands Division since January 1993,
                         prior to which she served as Corporate
                         Counsel commencing May 1990.

Item 5.   Interest in Securities of the Issuer.

          None of the group members beneficially own any of the Securities.

          None of the Parties has transacted in Company stock during the sixty day period immediately prior to filing except as described in Item 4.

Item 6.   Contracts, Etc. with Respect to Securities of the
          Issuer.

          See Item 4. In addition to the Agreement and the Merger Agreement, the Parties have also entered into a Joint
Filing Agreement which is attached hereto as Exhibit B.


Item. 7.  Material to be Filed as Exhibits.

          A.   Merger Agreement.
          B.   Stock Option, Pledge and Security Agreement.
          C.   Schedule 14D-9.
          D.   Joint Filing Agreement.
          E.   Power of Attorney.

Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 10, 1996                  JFK Annuity Trust II*

January 10, 1996                  JFK Annuity Trust III*

January 10, 1996                  Jules F. Knapp Family Trust No. IV*

January 10, 1996                  Jules F. Knapp*

January 10, 1996                  Edwin Marks*

January 10, 1996                  Nancy Marks*

January 10, 1996                  Carol Marks*

January 10, 1996                  Linda Marks*

January 10, 1996                  Constance Rubenfein*

January 10, 1996                  Marjorie Boas*

January 10, 1996                  Andrew Boas*

January 10, 1996                  Carol Boas*

January 10, 1996                  Mark Claster*

January 10, 1996                  Susan Claster*

January 10, 1996                  Richard Boas*

January 10, 1996                  Robert Davidoff*

January 10, 1996                  David Gruber*

January 10, 1996                   Robert Marks*

January 10, 1996                   Carl Marks Foundation*

January 10, 1996                   Elizabeth Boas*

January 10, 1996                   Jeffrey L. Kenner*

January 10, 1996                   The 1995 Martin R. Lewis GRAT #2*

January 10, 1996              Raymond D. Stevens, Jr.*

January 10, 1996                   Aline L. Stevens*

January 10, 1996                   Raymond D. Stevens, III*

January 10, 1996                   R.D. Stevens, Jr. IRA*

January 10, 1996                   Annie E. Stevens
                                   Trust No. 2.0.1*

January 10, 1996                  Annie E. Stevens
                                   Trust No. 3.0.2*

January 10, 1996                  Annette Wells Stevens
                                   Trust No. 2.0.4*

January 10, 1996                  Annette Wells Stevens
                                   Trust No. 3.0.5*

January 10, 1996                  R.D. Stevens, Jr.
                                   Trust No. 2.2.A*

January 10, 1996                  R.D. Stevens, Jr.
                                   Trust No. 2.3.B*

January 10, 1996                  R.D. Stevens, Jr.
                                   Trust No. 2.4.C*

January 10, 1996                  George E. Stevens
                                   Trust No. 3.2.AA*

January 10, 1996                  George E. Stevens
                                   Trust No. 3.3.BB*

January 10, 1996                  George E. Stevens
                                   Trust No. 3.4.CC*

January 10, 1996                  Annette Stevens Wilton
                                   Trust No. 2.O.W*

January 10, 1996                  Annette Wells Stevens
                                   Trust No. 3.O.W*

January 10, 1996                  Annette Wells Stevens
                                   Trust No. 2.5.W*

January 10, 1996                  Wilfred J. Larson*

January 10, 1996                  Robert O. Swados*

*  By:  Attorney-in-Fact or Trustee

                          EXHIBIT INDEX


A. Agreement and Plan of Merger, dated as of November 4, 1995, among the Company, Sherwin-Williams and SWACQ, Inc., incorporated herein by reference to Exhibit 1 of the Company's Schedule 14D-9 filed November 9, 1995.

B. Stock Option, Pledge and Security Agreement, dated as of November 4, 1995, among Sherwin-Williams, SWACQ, Inc. and certain shareholders of the Company, incorporated by reference to Exhibit 2 of the Company's Schedule 14D-9 filed November 9, 1995.

C. Schedule 14D-9, incorporated by reference to Exhibit C of the Schedule 13D filed December 8, 1995.

D. Joint Filing Agreement, incorporated by reference to Exhibit D of the Schedule 13D filed December 8, 1995.

E. Power of Attorney, incorporated by reference to Exhibit E of the Schedule 13D filed December 8, 1995.